AMENDMENT TO THE
PALOMAR MEDICAL TECHNOLOGIES, INC.
2007 STOCK INCENTIVE PLAN

Whereas, pursuant to Section 2 of the 2007 Stock Incentive Plan (the “Plan”), the Board of Directors of Palomar Medical Technologies, Inc. (the “Company”) determined that the following non-material amendments to the Plan were needed for the administration of the Plan in order to clarify how the number of shares of Company stock underlying Stock Appreciation Right (“SAR”) Awards are counted prior to and upon exercise or other termination of SAR Awards and how shares of stock are counted if surrendered in satisfaction of any tax withholding obligation.

Now, Therefore, effective as of October 9, 2009, Section 3(a) of the Plan is hereby amended and replaced with the following:

Shares Issuable.  The maximum number of shares of Stock with respect to which Awards (including Stock Appreciation Rights) may be granted under the Plan shall be 1,000,000.  For purposes of this limitation, the shares of Stock underlying any Awards which are forfeited, cancelled, reacquired by the Company or otherwise terminated (other than by exercise, including shares surrendered in satisfaction of any tax withholding obligation) shall be added back to the shares of Stock with respect to which Awards may be granted under the Plan so long as the participants to whom such Awards had been previously granted received no benefits of ownership of the underlying shares of Stock to which the Awards related.  For purposes of clarity with respect to Stock Appreciation Rights, only shares of Stock actually issued to participants (including shares surrendered in satisfaction of any tax withholding obligation) upon the exercise of a Stock Appreciation Right shall count against this limitation, and at the time of such exercise all other shares of Stock subject to a Stock Appreciation Right shall be added back to the shares of Stock with respect to which Awards may be granted under the Plan.  Subject to such overall limitation, any type or types of Award may be granted with respect to shares, including Incentive Stock Options.  Shares issued under the Plan may be authorized but unissued shares or shares reacquired by the Company.